Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platform Specialty Products Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-194012 and 333-196698) on Form S-8 of Platform Specialty Products Corporation of our report dated February 11, 2014, with respect to the consolidated balance sheet of MacDermid, Incorporated and subsidiaries as of December 31, 2012, and the related consolidated statements of operations, changes in stockholders' equity, cash flows and comprehensive income for the ten-month period ended October 31, 2013 and each of the years in the two-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the Form 8-K of Platform Specialty Products Corporation dated September 26, 2014.

/s/ KPMG LLP

Hartford, Connecticut
September 26, 2014